EXHIBIT 99.3

STANDARD

E*TRADE GROUP, INC.

STOCK OPTION ASSUMPTION AGREEMENT

LoansDirect, Inc.
1999 Stock Option/Stock Issuance Plan

Optionee: <<First_Name>> <<Last_Name>>,

                             STOCK OPTION ASSUMPTION AGREEMENT effective as of the 1st day of February, 2001 by E*TRADE Group, Inc., a Delaware corporation (“E*TRADE”).

                             WHEREAS, the undersigned individual (“Optionee”) holds one or more outstanding options to purchase shares of the common stock of LoansDirect, Inc., a California corporation (“LoansDirect”), which were granted to Optionee under the LoansDirect 1999 Stock Option/Stock Issuance Plan (the “Plan”) and are each evidenced by a Notice of Grant of Stock Option and a Stock Option Agreement (collectively, the “Option Agreement”).

                             WHEREAS, LoansDirect has been acquired by E*TRADE through the merger of Blaze Acquisition Corp. (“Merger Sub”) with and into LoansDirect, whereby LoansDirect has become a wholly-owned subsidiary of E*TRADE (the “Merger”) pursuant to the Agreement and Plan of Merger by and between E*TRADE and LoansDirect (the “Merger Agreement”).

                             WHEREAS, pursuant to the provisions of the Merger Agreement, E*TRADE has agreed to assume all obligations of LoansDirect under all outstanding options under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

                             WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the “Exchange Ratio”) in effect for the Merger is 0.2248518 of a share of E*TRADE common stock, par value $0.01 per share (“E*TRADE Stock”), for each outstanding share of LoansDirect common stock (“LoansDirect Stock”).

                             WHEREAS, this Agreement became effective immediately upon the consummation of the Merger (the “Effective Time”) in order to reflect certain adjustments to Optionee’s outstanding options which have become necessary by reason of the assumption of those options by E*TRADE in connection with the Merger.

                             NOW, THEREFORE, it is hereby agreed as follows:

                             1.           The number of shares of LoansDirect Stock subject to the options held by Optionee immediately prior to the Effective Time (the “LoansDirect Options”) and the exercise price payable per share are set forth below. E*TRADE hereby assumes, as of the Effective Time, all the duties and obligations of LoansDirect under each of the LoansDirect Options. In connection with such assumption, the number of shares of E*TRADE Stock purchasable under each LoansDirect Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of E*TRADE Stock subject to each LoansDirect Option hereby assumed shall be as specified for that option below, and the adjusted exercise price payable per share of E*TRADE Stock under the assumed LoansDirect Option shall also be as indicated for that option below.

LoansDirect STOCK OPTIONS	E*TRADE ASSUMED OPTIONS

# of Shares of LoansDirect Common Stock	Exercise Price per Share	# of Shares of E*TRADE Common Stock	Adjusted Exercise Price per Share
LoansDirect Shares	$LoansDirect Price	E*TRADE Shares	$E*TRADE Price

                       2.      The intent of the foregoing adjustments to each assumed LoansDirect Option is to assure that the spread between the aggregate fair market value of the shares of E*TRADE Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be not less than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the LoansDirect Stock subject to the LoansDirect Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the LoansDirect Option immediately prior to the Merger.

                       3.      The following provisions shall govern each LoansDirect Option hereby assumed by E*TRADE:

                       (a)      Unless the context otherwise requires, all references in each Option Agreement and, if applicable, in the Plan (as incorporated into such Option Agreement) (i) to “LoansDirect, Inc.”, the “Corporation” or the “Company” shall mean E*TRADE, (ii) to “Share” shall mean a share of E*TRADE Stock, (iii) to “Stock” or “Common Stock” shall mean E*TRADE Stock, (iv) to the “Board” shall mean the Board of Directors of E*TRADE and (v) to the “Committee” shall mean the Compensation Committee of the E*TRADE Board of Directors.

                        (b)      The grant date and the expiration date of each assumed LoansDirect Option and all other provisions which govern either the exercise or the termination of the assumed LoansDirect Option shall remain the same as set forth in the Option Agreements applicable to that option, and the provisions of the Option Agreements shall accordingly govern and control Optionee’s rights under this Agreement to purchase E*TRADE Stock.

                        (c)      Pursuant to the terms of the Option Agreement and the Plan, none of your options assumed by E*TRADE in connection with the transaction, will become fully vested and exercisable upon the consummation of

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the Merger. Accordingly, each assumed LoanDirect Option shall continue to vest and become exercisable in accordance with the same installment vesting schedule in effect for that option, pursuant to the provisions of the applicable Option Agreement, immediately prior to the Effective Time provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.

                       (d)        Your option, as assumed by E*TRADE, which was originally designated on your Notice of Grant as an Incentive Option shall remain an Incentive Stock Option to the maximum extent allowed by law.

                       (e)        For purposes of applying any and all provisions of the Option Agreement and/or the Plan relating to Optionee’s status as an employee of LoansDirect, Optionee shall be deemed to continue in such status as an employee for so long as Optionee renders services as an employee to E*TRADE or any present or future E*TRADE subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed LoansDirect Options upon Optionee’s cessation of service as an employee of LoansDirect shall hereafter be applied on the basis of Optionee’s cessation of employee status with E*TRADE and its subsidiaries, and each assumed LoansDirect Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee of E*TRADE and its subsidiaries.

                       (f)        The adjusted exercise price payable for the E*TRADE Stock subject to each assumed LoansDirect Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of E*TRADE Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as LoansDirect Stock prior to the Merger shall be taken into account.

                       (g)        In order to exercise each assumed LoansDirect Option, Optionee must deliver to E*TRADE a written notice of exercise and a signed trading & policies memorandum1 in which the number of shares of E*TRADE Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of E*TRADE Stock.

1 The notice of exercise and the trading and policies memorandum can be found on the E*TRADE internal web site or upon request to Rob Bernabe, Anthony Hsieh, Tomo Yebisu or Joe Goebel. The trading and policies memorandum provides further instructions as to the appropriate steps for exercise of an option, including the correct contact and address to send the completed forms.

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                      4.        Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

                       IN WITNESS WHEREOF, E*TRADE Group, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 1st day of February, 2001.

E*TRADE GROUP, INC.

By:

Christos M. Cotsakos
Chairman and CEO, E*TRADE Group, Inc.

ACKNOWLEDGMENT

                       The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her LoansDirect Options hereby assumed by E*TRADE are as set forth in the Option Agreement, the Plans, as applicable, and such Stock Option Assumption Agreement.

<<First_Name>> <<Last_Name>>, OPTIONEE

DATED: __________________, 2001

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